ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2007 Third Quarter Earnings

Record Revenue of $17.6 Million
Record Net Income of $0.19 per diluted share

BROKEN ARROW, Oklahoma, August 13, 2007 – ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced its results for fiscal third quarter 2007.

For the three month period ended June 30, 2007, revenue increased 33% to $17.6 million, compared to $13.2 million in the third quarter of fiscal 2006, the highest level of quarterly revenue achieved in the Company’s history.

Net income attributable to common stockholders in the third quarter of 2007 was $2.0 million, or $0.19 per diluted share, compared to $1.1 million, or $0.11 per diluted share for the same period last year, an increase of 82%.

For the nine months ended June 30, 2007, revenue totaled $48.4 million, compared to $40.4 million for the first nine months of 2006, representing an increase of 20%. Net income attributable to common stockholders for the nine months was $5.0 million, or $0.49 per diluted share, a 43% increase from net income of $3.5 million, or $0.35 per diluted share, for the first nine months of fiscal 2006.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “This was a stellar quarter for us, as we achieved the highest level of revenue and profitability in the Company’s history. We experienced strong demand for new products from several large customers that are performing system upgrades to offer additional and expanded ‘triple play’ services.  In addition, our third quarter and fiscal 2007 revenues continue to be bolstered by sales of our recently added digital converter box product line which totaled $0.9 million for the quarter and $2.2 million year to date.  Along with our continued success, we have had some exciting business developments in recent months. We announced the expansion of our Scientific-Atlanta (SA) authorized repair service agreement, which added the SA Prisma® Fiber Optics product line to our list of authorized repair services.  Additionally, JDSU, a leading manufacturer of test and optical products, appointed our Jones Broadband subsidiary as its service partner for the western United States.  In addition, we recently announced that we have added four new members to our Board of Directors. This has been a very successful time for ADDvantage, and we are optimistic that we can continue this momentum through the remainder of the fourth quarter and into fiscal 2008.”

Mr. Chymiak added, “Prior to the July 1, 2007 effective date of the FCC ban on sales of legacy converter boxes, we had anticipated a surge in domestic buying. However, many of the smaller and mid-size cable companies expected the deadline to be extended or applied for an FCC waiver. The FCC granted several waivers on June 29, 2007, and continues to review waiver requests.  For the quarter ending September 30, 2007, we have received several purchase orders from domestic cable companies that have been granted FCC waivers.  As such, we expect there will continue to be a domestic market for our legacy boxes until the FCC waivers expire, some of which extend until February 2009.  In addition, we continue to receive international orders which we expect will be our largest market over the next several years.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 11:00 am EST, August 13, 2007.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 27, 2007, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286) (Passcode number: 250664).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues	17,563,101	13,199,459	48,352,169	40,372,227

Operating income	3,709,508	2,153,526	9,511,176	6,819,967

Net income	2,210,411	1,342,699	5,619,944	4,161,091

Net income attributable
to common stock holders	$2,000,411	$1,132,699	$4,989,944	$3,531,091

Earnings per share:
Basic	$0.20	$0.11	$0.49	$0.35
Diluted	$0.19	$0.11	$0.49	$0.35

Shares used in per share calculation
Basic	10,237,089	10,171,534	10,234,534	10,125,992
Diluted	10,265,335	10,206,152	10,239,981	10,174,415